Exhibit 4.3





April 4, 1996



Harnischfeger Industries, Inc.
13400 Bishops Lane
Brookfield, WI 53005
Attention: Eric Fonstad

Re:  8.90% Debentures and 8.70% Debentures Issued under an
     Indenture (the "Indenture") Dated as of March 1, 1992 from
     Harnischfeger Industries, Inc. to Continental Bank, National
     Association

Gentlemen:

     First Trust of Illinois, National Association hereby acknowledges that as of December 8, 1995 it succeeded to Bank of America Illinois (formerly known as Continental Bank, National Association) as trustee under the Indenture and with respect to the referenced Debentures issued thereunder.

                              Sincerely,

                              /s/ John W. Porter

                              John W. Porter
                              Vice President

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